EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER COMMON SHARE-PRIMARY
                                 (In Thousands)

                                                    THIRTEEN WEEKS               THIRTY-NINE WEEKS
                                                        ENDED                          ENDED
                                               SEPT. 27,      SEPT. 29,       SEPT. 27,      SEPT. 29,
                                                 1996            1995           1996            1995
                                               ---------      ----------      ---------      ----------
Weighted average number of shares outstanding     23,534          22,522         23,291         21,622

Net effect of dilutive stock
options--based on the treasury
stock method using average market price            1,078          1,791           1,145          1,393
                                               ---------      ---------       ---------      ---------
Common and common equivalent
shares outstanding                                24,612         24,313          24,436         23,015
                                               =========      =========       =========      =========

                                 EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER COMMON SHARE-FULLY DILUTED
                      (In Thousands Except Per Share Data)

                                           THIRTEEN WEEKS             THIRTY-NINE WEEKS
                                                ENDED                        ENDED
                                       SEPT. 27,    SEPT. 29,      SEPT. 27,      SEPT. 29,
                                         1996          1995          1996           1995
                                       ---------      --------      ---------      ---------

Shares outstanding                       23,682        22,365         23,682         22,365

Net effect of dilutive stock options -
 based on the treasury stock method
 using the greater of month-end market
 price or average market price            1,252         1,885          1,326          1,756
                                        -------      --------      ---------        -------
Totals                                   24,934        24,250         25,008         24,121
                                        =======      ========      =========        =======

              * * * * *

Income before extraordinary item         $5,131        $4,358        $13,424         $9,243

Add convertible debenture interest
and amortization, net of applicable
income taxes                                  -             -              -            788
                                        -------      --------      ---------      ---------
                                         $5,131        $4,358        $13,424        $10,031
                                        =======      ========      =========      =========
Per share amounts                        $ 0.21        $ 0.18        $  0.54        $  0.42
                                        =======      ========       ========      =========

              * * * * *
Net income                               $5,131        $4,358        $13,424         $8,846
Add convertible debenture interest
and amortization, net of applicable
income taxes                                  -             -              -            788
                                        -------      --------      ---------      ---------
                                         $5,131        $4,358        $13,424         $9,634
                                        =======      ========      =========      =========
Per share amounts                        $ 0.21        $ 0.18        $  0.54         $ 0.40
                                        =======      ========      =========      =========
